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                        AMENDMENT TO EMPLOYMENT AGREEMENT

                  This Amendment to Employment Agreement is entered into as of the 18th day of May, 2000, between THE DIME SAVINGS BANK OF NEW YORK, FSB (the "Bank"), a federal stock savings bank having its principal executive offices at 589 Fifth Avenue, New York, New York 10017, and LAWRENCE J. TOAL (the "Officer").

         A. The parties hereto have previously entered into an Employment Agreement dated as of January 30, 1998, as amended as of October 22, 1999 (the "Employment Agreement").

         B. The Employment Agreement is currently a Covered Arrangement under the Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Covered Arrangements of The Dime Savings Bank of New York, FSB and Related Entities (the "Umbrella Trust").

         C. The Bank and the Officer are desirous of amending the Employment Agreement to reflect the greater authority of the Committee under the Umbrella Trust in interpreting the provisions of the Employment Agreement, and to clarify that any severance benefits provided under the Employment Agreement are in lieu of benefits provided under any other severance program maintained by the Bank or Dime Bancorp, Inc.

         D. The following provision is added to the end of the Employment
Agreement:

                  "Notwithstanding anything to the contrary contained herein, the Committee under the Umbrella Trust Agreement among Dime Bancorp, Inc., The Dime Savings Bank of New York, FSB and HSBC Bank USA, as Trustee with respect to the Covered Arrangements of The Dime Savings Bank of New York, FSB and


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         Related Entities (the "Umbrella Trust" and the "Umbrella Trust
         Committee") and the trustee of the Umbrella Trust (the "Trustee") shall have the authority to interpret, on behalf of the Bank (and as applicable, the Company), the provisions of this Employment Agreement to the extent that interpretive authority is provided to the Umbrella Trust Committee and/or the Trustee, as applicable, under the Umbrella Trust. The decisions of the Umbrella Trust Committee, the Trustee and their delegatee(s) shall govern the Bank's interpretation of this Employment Agreement and any amendments thereto, notwithstanding any authority otherwise provided to another individual, group of individuals or entity herein, including, but not limited to, the authority to determine the eligibility for, amount, form and timing of payments hereunder, and the calculation of 'excess parachute payments' and the underlying elements used in their determination under Code
         Section 280G.

         The severance benefits specified in Section 9 and Section 12 hereof shall be in lieu of any severance pay or other severance benefit that the Bank or the Company may provide to terminated employees pursuant to any prior letters to, or agreements with, you (whether from or with the Company, the Bank or any of their subsidiaries or affiliates) and policies of the Bank or the Company that may at that time be in effect (unless the only severance benefits to which the Officer is entitled are those severance benefits provided under such policies)."

         E. Dime Bancorp, Inc. (the "Company") hereby joins in this Amendment for purposes of confirming that the Agreement dated as of January 30, 1998 between the Company and the Officer shall, as modified hereby, remain in full force and effect and that each reference therein to the "Employment Agreement" shall be deemed to mean the Employment Agreement as modified and amended by this Amendment.

                                             THE DIME SAVINGS BANK OF NEW
                                             YORK, FSB


                                             By:
                                                --------------------------------
                                             Name:
                                             Title:

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                                             DIME BANCORP, INC.



                                             By:
                                                --------------------------------
                                             Name:
                                             Title:




                                             -----------------------------------
                                                       LAWRENCE J. TOAL


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